UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2022 (July 22, 2022)

 SiteOne Landscape Supply, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37760	46-4056061
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Colonial Parkway, Suite 600 Roswell, Georgia	30076
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(470) 277-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	SITE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

SiteOne Landscape Supply, Inc. (the “Company”) announced that certain of its subsidiaries have entered into the Seventh Amendment to Credit Agreement, dated as of July 22, 2022 (the “Seventh Amendment”), by and among SiteOne Landscape Supply Holding, LLC (“Holding”) and SiteOne Landscape Supply, LLC, as borrowers (collectively, the “Borrowers”), JPMorgan Chase Bank, N.A. (the “New Agent”), as administrative agent and collateral agent, the several banks and other financial institutions party thereto and certain other parties party thereto from time to time. The Seventh Amendment amends and restates the Credit Agreement, dated as of December 23, 2013, among the Borrowers, the lenders and other financial institutions from time to time party thereto and UBS AG, Stamford Branch (the “Existing Agent”) as administrative agent and collateral agent (as amended prior to July 22, 2022, the “Existing Credit Agreement” and, as so amended and restated pursuant to the Seventh Amendment, the “Amended and Restated Credit Agreement”) in order to, among other things, (i) increase the aggregate principal amount of the commitments under the Existing Credit Agreement to $600 million, (ii) extend the final scheduled maturity of the revolving credit facility under the Existing Credit Agreement, (iii) establish an alternate rate of interest to the LIBOR rate under the Existing Credit Agreement, (iv) replace the Existing Agent as administrative and collateral agent with the New Agent and (v) make such other changes to the Existing Credit Agreement as agreed among the Borrowers and the lenders. Proceeds of the initial borrowings under the Amended and Restated Credit Agreement on the closing date were used, among other things, (i) to repay in full the loans outstanding under the Existing Credit Agreement immediately prior to effectiveness of the Seventh Amendment, (ii) to pay fees and expenses related to the Seventh Amendment and the Amended and Restated Credit Agreement and (iii) for working capital and other general corporate purposes.

Loans under the Amended and Restated Credit Agreement will bear interest, at Holding’s option, at either (i) an adjusted term SOFR rate equal to term SOFR plus 0.10% (subject to a floor of 0.00%) plus an applicable margin of 1.25% or 1.50% or (ii) an alternate base rate plus an applicable margin of 0.25% or 0.50%, in each case depending on average daily excess availability under the Amended and Restated Credit Agreement, and in each case subject to a 0.125% reduction when the Consolidated Total Leverage Ratio (as defined in the Amended and Restated Credit Agreement) is less than 1.50:1.00. Additionally, undrawn commitments under the Amended and Restated Credit Agreement bear a commitment fee of 0.20% or 0.25%, depending on the average daily undrawn portion of the commitments under the Amended and Restated Credit Agreement. The loans under the Amended and Restated Credit Agreement will mature, and the commitments under the Amended and Restated Credit Agreement will terminate, on July 22, 2027.

The foregoing summary is qualified in its entirety by reference to the text of the Seventh Amendment and the Amended and Restated Credit Agreement, which are filed as Exhibit 10.1 hereto and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 concerning the Company’s direct financial obligations under the Amended and Restated Credit Agreement is hereby incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Seventh Amendment to Credit Agreement, dated as of July 22, 2022, by and among SiteOne Landscape Supply Holding, LLC, SiteOne Landscape Supply, LLC, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the several banks and other financial institutions party thereto.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SITEONE LANDSCAPE SUPPLY, INC.

By:	/s/ Briley Brisendine
	Name:	Briley Brisendine
	Title:	Executive Vice President, General Counsel and Secretary

Date: July 25, 2022